EXHIBIT 21.1               LIST OF SUBSIDIARIES OF THE REGISTRANT




Subsidiary and Name Under Which
Business is Done                            Percent Owned   Where Organized
----------------------------------------    -------------   ---------------

NIAI Insurance Administrators, Inc.                100%       California
Viking Capital Financial Services, Inc.            100%       Texas
Viking Insurance Services, Inc.                    100%       Texas
Viking Systems, Inc.                               100%       Texas
Viking Administrators, Inc.                        100%       Texas








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